Exhibit 21.0

Subsidiaries

	Percentage	Jurisdiction or
	Ownership	State of Incorporation
Registrant
Fox Chase Bancorp, Inc.

Subsidiaries

Fox Chase Bank	100%	United States

Fox Chase Financial, Inc. (1)	100%	Delaware

(1)     Wholly owned subsidiary of Fox Chase Bank.